Exhibit 99

Rocky Brands, Inc. Announces First Quarter 2023 Results

NELSONVILLE, Ohio, May 2, 2023 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2023.

First Quarter 2023 Overview

●	Net sales decreased 33.9% to $110.4 million
●	Wholesale segment sales decreased 40.2%
●	Retail segment revenue increased 3.1%
●	Gross margin increased 200 basis points to 39.6%
●	Operating income was $4.2 million, or $4.9 million on an adjusted basis
●	Net loss was $0.4 million, or $(0.05) per diluted share
●	Inventories decreased 22.5% year-over-year
●	Total debt at March 31, 2023 was down 17.9% compared with March 31, 2022

“Consumer demand for our brands remains healthy and our gross margins are up significantly year-over-year despite some industry headwinds that are pressuring our top-line,” said Jason Brooks, Chairman, President and Chief Executive Officer. “We experienced positive sell-through with many of our key accounts during the first quarter. Unfortunately, our Wholesale performance didn’t translate into increased sell-in as many of our retail partners are in the process of working down elevated inventory levels and have recently adopted a more cautious approach to reorders due to the current economic backdrop.”

Brooks continued, “In response to more challenging market conditions, we are taking actions to reduce expenses and protect profitability. We also generated over $2 million in annualized interest expense savings by utilizing the proceeds from our sale of the Servus brand in March to pay down more than $17 million on our senior term loan and credit facility. While the year has started slower than expected, we are confident that the strength of our brand portfolio has the Company positioned to accelerate growth once the operating environment improves.”

First Quarter 2023 Review

First quarter net sales decreased 33.9% to $110.4 million compared with $167.0 million in the first quarter of 2022. Wholesale sales for the first quarter decreased 40.2% to $80.1 million compared to $134.0 million for the same period in 2022. Retail sales for the first quarter increased 3.1% to $29.5 million compared to $28.6 million for the same period last year. Contract Manufacturing sales, which include contract military sales and private label programs, were $0.9 million in the first quarter of 2023 compared to $4.4 million in the prior year period. The decrease in Contract Manufacturing sales was due to the expiration of certain contracts with the U.S. Military.

Gross margin in the first quarter of 2023 was $43.8 million, or 39.6% of net sales, compared to $62.8 million, or 37.6% of net sales, for the same period last year. The increase in gross margin as a percentage of net sales was due to the realization of pricing actions taken in 2022, as well as decreases in in-bound logistics costs. We experienced an increased mix of Retail segment sales which carry higher gross margins than the Wholesale and Contract Manufacturing segments.

Operating expenses were $39.6 million, or 35.9% of net sales, for the first quarter of 2023 compared to $49.6 million, or 29.7% of net sales, for the same period a year ago. Excluding $0.8 million of acquisition-related amortization in the first quarter of 2023 and $1.0 million in acquisition-related amortization and integration expenses in the first quarter of 2022, adjusted operating expenses were $38.8 million in the current year period and $48.6 million in the year ago period. The decrease in operating expenses was driven primarily by a decrease in variable expenses associated with lower sales and improved distribution center efficiencies compared with the year ago period. As a percentage of net sales, adjusted operating expenses were 35.2% in the first quarter of 2023 compared with 29.1% in the year ago period.

Income from operations for the first quarter of 2023 was $4.2 million, or 3.8% of net sales compared to $13.2 million or 7.9% of net sales for the same period a year ago. Adjusted operating income for the first quarter of 2023 was $4.9 million, or 4.5% of net sales compared to adjusted operating income of $14.2 million, or 8.5% of net sales a year ago.

Interest expense for the first quarter of 2023 was $6.1 million compared with $3.9 million a year ago. The increase reflected increased interest rates on interest payments on the senior term loan and credit facility.

The Company reported a first quarter net loss of $0.4 million, or $(0.05) per diluted share compared to net income of $7.3 million, or $0.99 per diluted share in the first quarter of 2022. Adjusted net loss for the first quarter of 2023 was $0.8 million, or $(0.12) per diluted share, compared to adjusted net income of $8.2 million, or $1.10 per diluted share in the year ago period.

Recent Developments

In April 2022, Rocky Brands received a three-year contract to produce “Hot Weather” combat boots for the U.S. Military with a total value of $45.0 million. The Company expects to begin fulfilling orders in the fourth quarter of 2023.

Balance Sheet Review

Cash and cash equivalents were $4.9 million at March 31, 2023 compared to $15.0 million on the same date a year ago.

Total debt at March 31, 2023 was $219.8 million consisting of $95.8 million senior term loan and $126.6 million of borrowings under the Company's senior secured asset-backed credit facility. During the first quarter of 2023, the Company paid down $20.5 million of its senior term loan.  Compared with March 31, 2022 and December 31, 2022, total debt at March 31, 2023 was down 17.9% and 14.4%, respectively.

Inventories at March 31, 2023 were $224.1 million, down 22.5% compared to $289.2 million on the same date a year ago and down 4.8% compared with $235.4 million at December 31, 2022.

Conference Call Information

The Company's conference call to review first quarter 2023 results will be broadcast live over the internet today, Tuesday, May 2, 2023 at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453 (domestic) or (201) 389-0920 (international). The conference call will also be available to interested parties through a live webcast at www.rockybrands.com. Please visit the website and select the “Investors” link at least 15 minutes prior to the start of the call to register and download any necessary software.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding management's confidence in the strength of the Company's brand profile (Paragraph 3), and the Company's position to accelerate growth once the operating environment improves (Paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022 (filed March 10, 2023). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Operating Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2023	2022	2022
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$4,946	$5,719	$14,950
Trade receivables – net	73,650	94,953	123,387
Contract receivables	-	-	268
Other receivables	2,235	908	260
Inventories – net	224,124	235,400	289,230
Income tax receivable	-	-	2,338
Prepaid expenses	5,619	4,067	5,875
Total current assets	310,574	341,047	436,308
LEASED ASSETS	10,153	11,014	10,696
PROPERTY, PLANT & EQUIPMENT – net	54,666	57,359	60,958
GOODWILL	47,844	50,246	50,246
IDENTIFIED INTANGIBLES – net	114,716	121,782	125,528
OTHER ASSETS	1,028	942	938
TOTAL ASSETS	$538,981	$582,390	$684,674

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$66,783	$69,686	$156,890
Contract liabilities	-	-	268
Current Portion of Long-Term Debt	2,823	3,250	3,250
Accrued expenses:
Salaries and wages	1,816	1,253	3,715
Taxes – other	857	1,325	2,054
Accrued freight	2,098	2,413	1,735
Commissions	706	1,934	1,689
Accrued duty	6,642	6,764	18,873
Accrued interest	2,311	2,822	-
Income tax payable	1,052	1,172	-
Other	5,902	5,675	8,014
Total current liabilities	90,990	96,294	196,488
LONG-TERM DEBT	216,973	253,646	264,486
LONG-TERM TAXES PAYABLE	169	169	169
LONG-TERM LEASE	7,501	8,216	8,200
DEFERRED INCOME TAXES	8,006	8,006	10,293
DEFERRED LIABILITIES	1,053	586	584
TOTAL LIABILITIES	324,692	366,917	480,220
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2023 - 7,346,650; December 31, 2022 - 7,339,011; March 31, 2022 - 7,311,059	70,107	69,752	68,454
Retained earnings	144,182	145,721	136,000
Total shareholders' equity	214,289	215,473	204,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$538,981	$582,390	$684,674

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
NET SALES	$110,445	$167,025
COST OF GOODS SOLD	66,686	104,198
GROSS MARGIN	43,759	62,827

OPERATING EXPENSES	39,604	49,630

INCOME FROM OPERATIONS	4,155	13,197

INTEREST EXPENSE AND OTHER INCOME – net	(4,664)	(3,907)

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(509)	9,290

INCOME TAX (BENEFIT) EXPENSE	(111)	1,951

NET (LOSS) INCOME	$(398)	$7,339

(LOSS) INCOME PER SHARE
Basic	$(0.05)	$1.00
Diluted	$(0.05)	$0.99

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	7,346	7,306
Diluted	7,346	7,410

Rocky Brands, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

OPERATING EXPENSES
OPERATING EXPENSES, AS REPORTED	$39,604	$49,630
LESS: ACQUISITION-RELATED AMORTIZATION	(764)	(782)
LESS: ACQUISITION-RELATED INTEGRATION EXPENSES	-	(265)
ADJUSTED OPERATING EXPENSES	$38,840	$48,583

ADJUSTED OPERATING INCOME	$4,919	$14,244

INTEREST EXPENSE AND OTHER INCOME – net
INTEREST EXPENSE AND OTHER INCOME, AS REPORTED	$(4,664)	$(3,907)
LESS: GAIN ON SALE OF BUSINESS	(1,341)	-
ADJUSTED INTEREST EXPENSE AND OTHER INCOME – net	(6,005)	(3,907)

NET (LOSS) INCOME
NET (LOSS) INCOME, AS REPORTED	$(398)	$7,339
TOTAL NON-GAAP ADJUSTMENTS	(577)	1,047
TAX IMPACT OF ADJUSTMENTS	126	(236)
ADJUSTED NET (LOSS) INCOME	$(849)	$8,150

NET (LOSS) INCOME PER SHARE, AS REPORTED
BASIC	$(0.05)	$1.00
DILUTED	$(0.05)	$0.99

ADJUSTED NET (LOSS) INCOME PER SHARE
BASIC	$(0.12)	$1.12
DILUTED	$(0.12)	$1.10

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	7,346	7,306
DILUTED	7,346	7,410

Use of Non-GAAP Financial Measures

In addition to GAAP financial measures, we present the following non-GAAP financial measures: "non-GAAP adjusted operating expenses," "non-GAAP adjusted operating income," "non-GAAP adjusted interest and other income," "non-GAAP adjusted net (loss) income," and "non-GAAP adjusted net (loss) income per share." Adjusted results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented. We believe that these non-GAAP measures are useful to management and investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations.

Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. See "Reconciliation of GAAP Measures to Non-GAAP Measures" accompanying this press release.

Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
Acquisition-related amortization

Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as brands and customer relationships acquired in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. Charges related to the amortization of these intangibles are recorded in operating expenses in our GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.

We excluded amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the valuation of our acquisition. These adjustments facilitate a useful evaluation of our current operating performance and comparison to past operating performance and provide investors with additional means to evaluate cost and expense trends.

Acquisition-related integration expenses

Acquisition-related integration expenses are expenses including investment banking fees, legal fees, transaction fees, integration costs and consulting fees tied to the acquisition of the performance and lifestyle footwear business of Honeywell International Inc.

We exclude acquisition-related expenses for purposes of calculating certain non-GAAP measures because the charges do not accurately reflect our current operating performance and comparisons to past operating results and provide investors with additional means to evaluate cost trends.

Gain on Sale of Business	Gain on Sale of Business relates to the sale of the brand Servus. This includes the disposal of non-financial assets and corresponding expenses relating to the sale of the brand along with assets held at our Rock Island manufacturing facility.	We exclude the disposition of non-financial assets and related expenses for purposes of calculating certain non-GAAP measures because the gain does not accurately reflect our current operating performance and comparisons to past operating results and provide investors with additional means to evaluate cost trends.